                                                                     EXHIBIT 1.4

VAN KAMPEN AMERICAN CAPITAL LIFE INVESTMENT TRUST
Certificate of Designation
of
Domestic Strategic Income Fund


The undersigned, being the Secretary of Van Kampen American Capital Life Investment Trust, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's First Amended and Restated Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby establish and designate as a Series of the Trust the Domestic Strategic Income Fund (the "Fund") with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares, all of one class, having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

3. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by and officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

4. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.


June 21, 1995



/s/ NORI L. GABERT
_________________________
Nori L. Gabert,
Secretary



                                      1